June 14, 2006


National Investment Managers Inc.
830 Third Avenue
14th Floor
New York, NY 10022


                              Re: Rescission Demand

Gentlemen:

      Notice is hereby given of the demand of Laurus Master Fund, Ltd. ("Purchaser") for rescission of that certain Common Stock Purchase Warrant, dated May 30, 2006, with an exercise price of $0.01 per share ("Prior Warrant"), a copy of which is attached as Exhibit A, issued by National Investment Managers Inc. (the Company") to the Purchaser. In lieu thereof, Laurus hereby demands that a new warrant be issued in the place and stead of the Prior Warrant, nunc pro tunc, at an exercise price of $0.1667 per share ("New Warrant"), in the form attached hereto as Exhibit B.

      Please confirm your acceptance of this demand by your countersignature below, followed by execution and delivery to Purchaser of the New Warrant, whereupon the Prior Warrant will be returned to you.


                                Very truly yours,

                                LAURUS MASTER FUND, LTD.

                                By: /s/Eugene Grin
                                    ------------------
                                       Eugene Grin, Director

ACCEPTED AND AGREED:

NATIONAL INVESTMENT MANAGERS INC.

By: /s/Leonard A. Neuhaus
    -------------------------
       Leonard A. Neuhaus, COO/CFO